Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2017

- Record Annual Revenues and Earnings

- Acquired $172 Million in Annual Revenues

- Authorizes $50 Million Stock Repurchase Program

Columbus, Ohio, February 28, 2018 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the full year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Net revenue increased 28.2% to $299.9 million

•	Net income was $10.8 million

•	Adjusted EBITDA* increased 21.5% to $36.2 million

•	Net income per diluted share was $0.34

•	Adjusted net income per diluted share* increased 18.2% to $0.52

•	In October 2017, acquired A+ Insulation, LLC, an insulation installer in Kansas City with annual revenues of $3.8 million

•	In October 2017, acquired Building Solutions, LLC, an insulation installer in Oklahoma with annual revenues of approximately $2.0 million

•	In December 2017, acquired Blind Ambitions, LLC, an installer of window blinds, shades and shutters in multiple locations throughout the Southeast with trailing-twelve month revenue of $9.4 million

•	In December 2017, acquired Allpro Insulation Co, an insulation installer in Raleigh with trailing-twelve month revenue of $2.8 million

Recent Developments

•	In January 2018, acquired Rocket Insulation & Coatings Inc., an insulation installer in New York with annual revenues of $5.4 million

•	In January 2018, acquired Allstate Insulation, an insulation installer in Kentucky with annual revenues of approximately $1.5 million

•	IBP’s Board of Directors authorized a $50 million stock repurchase program effective as of March 2, 2018 through February 28, 2019, unless extended by the Board of Directors

“IBP’s record 2017 financial and operating results reflect the continued success of the Company’s growth-oriented business model, disciplined acquisition strategy, and service-oriented culture,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Since going public in February 2014, IBP has successfully grown revenues to a record $1.1 billion, a 162% increase from $431.9 million for the full year 2013. In addition, we have enhanced our business platform by diversifying our installation services and expanding our geographic footprint to many of the strongest U.S. housing markets. As a result, at December 31, 2017 67% of revenues were from insulation installation services versus 74% at December 31, 2013. This diversification and expansion strategy positions IBP to provide more installation services and deepens our relationships with builders across the country.

“IBP’s growth over the past four years is a direct result of the commitment of our nearly 7,000 employees. During 2017, IBP began offering a financial wellness program to our employees, and I am extremely pleased that approximately 40% of our eligible employees took advantage of the program.

“As we start the new year, there continues to be significant opportunities to meaningfully grow revenues and profitability. We remain focused on our core insulation installation business, while further diversifying our installation services to new geographies, end markets, and product lines. IBP has a strong platform, disciplined approach, and experienced team to successfully identify, execute, and integrate acquisitions, and during 2017 the Company completed 16 acquisitions representing $172 million of annual revenues. Our pipeline of potential acquisitions is robust and we expect 2018 will be another strong year of acquisition growth. IBP’s performance and growth over the past year is encouraging, and I am excited by future opportunities to grow and create value for our shareholders. Given the Company’s strong financial position and our commitment to generating shareholder value, I am pleased to announce that the Board has approved a $50 million stock buyback plan and encouraged us to opportunistically repurchase shares,” concluded Mr. Edwards.

Fourth Quarter 2017 Results Overview

For the fourth quarter of 2017, net revenue was $299.9 million, an increase of 28.2% from $234.0 million in the fourth quarter of 2016. On a same branch basis, net revenue improved 9.4% from the prior year quarter, with approximately 60% of the increase attributable to growth in the number of completed jobs, and the remainder achieved through more favorable customer and product mix.

Gross profit improved 19.0% to $81.3 million from $68.4 million in the prior year quarter. Adjusted gross profit* improved 23.2% to $84.2 million, adjusting for the Company’s share based compensation expense and financial wellness program.

Selling and administrative expense, as a percentage of net revenue, was 19.2% compared to 19.8% in the prior year quarter. Adjusted selling and administrative expense*, as a percentage of net revenue, improved 70 basis points to 18.5% from 19.2%. Higher net revenue in the 2017 fourth quarter more than offset the higher costs needed to support the Company’s growth.

Net income was $10.8 million, or $0.34 per diluted share, compared to $11.1 million, or $0.35 per diluted share in the prior year quarter. Adjusted net income was $16.6 million, or $0.52 per diluted share, compared to $13.9 million, or $0.44 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods, includes an addback for non-cash amortization expense related to acquisitions, and a reduction of the Company’s deferred tax liability as a result of the Tax Cuts and Jobs Act.

Adjusted EBITDA was $36.2 million, a 21.5% increase from $29.8 million in the prior year quarter, largely due to leveraging administrative expenses on increased revenue. Adjusted EBITDA, as a percentage of net revenue, was 12.1%, compared to 12.7% in the prior year quarter.

Full Year 2017 Results Overview

For the year ended December 31, 2017, net revenue was $1,132.9 million, an increase of 31.3% from $863.0 million in 2016. On a same branch basis, net revenue improved 9.8% from the prior year, with approximately 60% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix. Same branch residential revenue increased 11.3% as compared to an 8.8% increase in total U.S. housing completions.

Gross profit improved 28.4% to $324.0 million from $252.4 million in the prior year. Gross margin was 28.6%, compared to 29.3% in the prior year. Adjusted gross profit, adjusted for the Company’s share based compensation expense and financial wellness program improved 29.7% to $327.4 million for the full year.

Selling and administrative expense, as a percentage of net revenue, was 19.7% compared to 20.3% in the prior year. Adjusted selling and administrative expense, as a percentage of net revenue, improved 90 basis points to 18.9% from 19.8%.

Net income was $41.1 million, or $1.30 per diluted share, compared to $38.4 million, or $1.23 per diluted share in the prior year. Adjusted net income was $65.0 million, or $2.05 per diluted share, compared to $48.4 million, or $1.54 per diluted share in the prior year. Adjusted net income adjusts for the impact of non-core items in both periods, includes an addback for non-cash amortization expense related to acquisitions, and a release of the Company’s deferred tax liability as a result of the Tax Cuts and Jobs Act.

For the full year of 2017, adjusted EBITDA was $141.1 million, a 34.6% increase from $104.8 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, improved to 12.5%, or 40 basis points, compared to 12.1% in the prior year. Operating income was $74.3 million, a 12.4% increase from $66.1 million in the prior year. The incremental Adjusted EBITDA margin* on same branch revenue growth was 13.8% (please refer to the Supplementary Tables at the end of this Press Release).

Stock Repurchase Program

IBP’s Board of Directors has approved a stock repurchase program, effective as of March 2, 2018, pursuant to which the Company may repurchase up to $50 million of its outstanding common stock. The program will remain in effect until February 28, 2019, unless extended by the Board of Directors.

Under the repurchase program, the Company may purchase shares of its common stock through open market transactions, block purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The program may be modified, discontinued or suspended at any time or from time to time. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

Conference Call and Webcast

The Company will host a conference call and webcast on February 28, 2018 at 9:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 28, 2018, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13676655.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest insulation installers for the residential new construction market and is also a diversified installer of complementary building products, including waterproofing, fire-stopping and fireproofing, garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to our financial and business model, the newly authorized stock repurchase program and its potential benefits, the demand for our services and product offerings, expansion of our national footprint and diversification, our ability to capitalize on the new home and commercial construction recovery, our ability to strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability, and expectations for demand for our services and our earnings in 2018. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net revenue	$299,869	$233,977	$1,132,927	$862,980
Cost of sales	218,524	165,623	808,901	610,532

Gross profit	81,345	68,354	324,026	252,448
Operating expenses
Selling	15,909	13,429	58,450	49,667
Administrative	41,774	32,794	164,453	125,472
Amortization	7,067	3,081	26,857	11,259

Operating income	16,595	19,050	74,266	66,050
Other expense
Interest expense, net	5,925	1,571	17,381	6,177
Other	699	15	1,065	263

Income before income taxes	9,971	17,464	55,820	59,610
Income tax (benefit) provision	(822)	6,383	14,680	21,174

Net income	$10,793	$11,081	$41,140	$38,436

Other comprehensive income, net of tax:
Unrealized gain on cash flow hedge, net of tax provision of $236 and $206 for the three and twelve months ended December 31, 2017, respectively	552	—	507	—

Comprehensive income	$11,345	$11,081	$41,647	$38,436

Basic and diluted net income per share	$0.34	$0.35	$1.30	$1.23

Weighted average shares outstanding:
Basic	31,659,710	31,323,600	31,639,283	31,301,887
Diluted	31,860,978	31,396,857	31,756,363	31,363,290

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$62,510	$14,482
Investments	30,053	—
Accounts receivable (less allowance for doubtful accounts of $4,805 and $3,397 at December 31, 2017 and 2016, respectively)	180,725	128,466
Inventories	48,346	40,229
Other current assets	33,308	9,214

Total current assets	354,942	192,391
Property and equipment, net	81,075	67,788
Non-current assets
Goodwill	155,466	107,086
Intangibles, net	137,991	86,317
Other non-current assets	9,272	8,513

Total non-current assets	302,729	201,916

Total assets	$738,746	$462,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$16,650	$17,192
Current maturities of capital lease obligations	5,666	6,929
Accounts payable	87,425	67,921
Accrued compensation	25,399	18,212
Other current liabilities	24,666	19,851

Total current liabilities	159,806	130,105
Long-term debt	330,927	134,235
Capital lease obligations, less current maturities	6,479	8,364
Deferred income taxes	6,444	14,239
Other long-term liabilities	24,562	21,175

Total liabilities	528,218	308,118
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 32,524,934 and 32,135,176 issued and 31,862,146 and 31,484,774 shares outstanding at December 31, 2017 and 2016, respectively	325	321
Additional paid in capital	174,043	158,581
Retained earnings	48,434	7,294
Treasury Stock; at cost: 662,788 and 650,402 shares at December 31, 2017 and 2016, respectively	(12,781)	(12,219)
Accumulated other comprehensive income	507	—

Total stockholders’ equity	210,528	153,977

Total liabilities and stockholders’ equity	$738,746	$462,095

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$41,140	$38,436
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	28,285	23,571
Amortization of intangibles	26,857	11,259
Amortization of deferred financing costs and debt discount	1,093	383
Provision for doubtful accounts	2,834	2,928
Write-off of debt issuance costs	2,113	286
Gain on sale of property and equipment	(492)	(254)
Noncash stock compensation	6,592	1,894
Deferred income taxes	(6,160)	(605)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(19,955)	(18,760)
Inventories	(3,667)	(8,677)
Other assets	(4,602)	2,803
Accounts payable	6,303	12,400
Income taxes payable/receivable	(18,605)	1,484
Other liabilities	7,036	6,118

Net cash provided by operating activities	68,772	73,266

Cash flows from investing activities
Purchases of investments	(30,194)	—
Purchases of property and equipment	(31,668)	(27,013)
Acquisitions of businesses, net of cash acquired of $247 and $2,181, respectively	(137,120)	(53,312)
Proceeds from sale of property and equipment	959	691
Other	(2,420)	37

Net cash used in investing activities	(200,443)	(79,597)

Cash flows from financing activities
Proceeds from revolving line of credit under credit agreement applicable to respective period	—	37,975
Payments on revolving line of credit under credit agreement applicable to respective period	—	(37,975)
Proceeds from term loan under credit agreement applicable to respective period	300,000	100,000
Payments on term loan under credit agreement applicable to respective period	(97,750)	(51,875)
Proceeds from delayed draw term loan under credit agreement applicable to respective period	112,500	12,500
Payments on delayed draw term loan under credit agreement applicable to respective period	(125,000)	(50,000)
Proceeds from vehicle and equipment notes payable	22,460	22,948
Debt issuance costs	(8,281)	(1,238)
Principal payments on long-term debt	(10,002)	(5,849)
Principal payments on capital lease obligations	(7,314)	(8,598)
Acquisition-related obligations	(4,464)	(3,057)
Surrender of common stock awards by employees	(562)	(836)
Purchase of remaining interest in subsidiary	(1,888)	—

Net cash provided by financing activities	179,699	13,995

Net change in cash and cash equivalents	48,028	7,664
Cash and cash equivalents at beginning of period	14,482	6,818

Cash and cash equivalents at end of period	$62,510	$14,482

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$13,758	$5,342
Income taxes, net of refunds	38,887	18,929
Supplemental disclosure of noncash investing and financing activities
Common stock issued for acquisition of business	10,859	—
Vehicles capitalized under capital leases and related lease obligations	4,440	3,737
Seller obligations in connection with acquisition of businesses	5,128	4,459
Unpaid purchases of property and equipment included in accounts payable	2,003	775

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net (loss) income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income, as reported	$10,793	$11,081	$41,140	$38,436
Adjustments for adjusted net income:
Write-off of capitalized loan costs	1,791	—	2,113	286
Share based compensation expense	1,842	362	6,591	1,894
Acquisition related expenses	928	989	3,201	2,320
Financial Wellness Program [1]	2,206	—	2,206	—
Amortization expense [2]	7,067	3,081	26,857	11,259
Tax impact of adjusted items at normalized tax rate [3]	(4,648)	(1,640)	(13,765)	(5,831)
2017 Tax Cuts and Jobs Act - Release of deferred tax liability [4]	(3,385)	—	(3,385)	—

Adjusted net income	$16,594	$13,873	$64,958	$48,364

Weighted average shares outstanding (diluted)	31,860,978	31,396,857	31,756,363	31,363,290
Diluted net income per share, as reported	$0.34	$0.35	$1.30	$1.23
Adjustments for adjusted net income, net of tax impact, per diluted share [5]	0.18	0.09	0.75	0.31

Diluted adjusted net income per share	$0.52	$0.44	$2.05	$1.54

[1]	Employer match upon completion of the program, net of waived executive bonuses
[2]	Addback of all non-cash amortization resulting from business combinations
[3]	Pre-2017 tax reform impacted effective tax rate of 33.6% applied to 2017 and 37.0% in 2016
[4]	Tax impacts on deferred tax and uncertain tax positions recorded as a result of the 2017 Tax Cuts and Jobs Act
[5]	Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Gross profit	$81,345	$68,354	$324,026	$252,448
Share based compensation expense	458	—	965	—
Financial Wellness Program [1]	2,412	—	2,412	—

Adjusted gross profit	$84,215	$68,354	$327,403	$252,448

[1]	Employer match upon completion of the program, partially offset by waived executive bonuses (see below Adjusted Selling & Administrative)

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Selling expense	$15,909	$13,429	$58,450	$49,667
Administrative expense	41,774	32,794	164,453	125,472

Selling and Administrative	$57,683	$46,223	$222,903	$175,139

Share based compensation expense	1,384	362	5,626	1,894
Acquisition related expenses	928	989	3,201	2,320
Financial Wellness Program [1]	(206)	—	(206)	—

Adjusted Selling and Administrative	$55,577	$44,872	$214,282	$170,925

Adj. Selling and Administrative - % Total Revenue	18.5%	19.2%	18.9%	19.8%

[1]	Employer match upon completion of the program, net of waived executive bonuses

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA:

Net income (GAAP)	$10,793	$11,081	$41,140	$38,436
Interest expense	5,925	1,571	17,381	6,177
Provision for income taxes	(822)	6,383	14,680	21,174
Depreciation and amortization	14,619	9,411	55,141	34,830

EBITDA	30,515	28,446	128,342	100,617

Acquisition related expenses	928	989	3,201	2,320
Share based compensation expense	1,842	362	6,591	1,894
Financial Wellness Program [1]	2,206	—	2,206	—
Write-off of uncertain tax position [2]	713	—	713	—

Adjusted EBITDA	$36,204	$29,797	$141,053	$104,831

Adjusted EBITDA margin	12.1%	12.7%	12.5%	12.1%

[1]	Employer match upon completion of the program, net of waived executive bonuses
[2]	Write off of uncertain tax position

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Period-over-period Growth
Sales Growth	28.2%	22.2%	31.3%	30.2%
Same Branch Sales Growth	9.4%	10.6%	9.8%	15.6%

Single-Family Sales Growth	18.2%	21.4%	17.6%	28.2%
Single-Family Same Branch Sales Growth	9.8%	7.7%	7.9%	13.5%

Residential Sales Growth	21.3%	23.0%	24.6%	30.1%
Residential Same Branch Sales Growth	11.1%	9.9%	11.3%	15.3%

U.S. Housing Market[1]
Total Completions Growth	5.0%	13.2%	8.8%	9.5%
Single-Family Completions Growth	5.3%	15.3%	7.7%	14.0%

Same Branch Sales Growth
Volume Growth	5.9%	5.5%	5.8%	8.8%
Price/Mix Growth	3.5%	5.1%	4.0%	6.8%

[1]	U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2017	% Total	2016	% Total	2017	% Total	2016	% Total
Revenue Increase

Same Branch	$21,959	33.3%	$20,294	47.8%	$84,245	31.2%	$103,406	51.6%
Acquired	43,933	66.7%	22,184	52.2%	185,701	68.8%	96,855	48.4%

Total	$65,892	100.0%	$42,478	100.0%	$269,946	100.0%	$200,261	100.0%

		Adj EBITDA		Adj EBITDA		Adj EBITDA		Adj EBITDA
		Contribution		Contribution		Contribution		Contribution
Adjusted EBITDA

Same Branch	$1,849	8.4%	$4,054	20.0%	$11,598	13.8%	$22,983	22.2%
Acquired	4,558	10.4%	2,263	10.2%	24,627	13.3%	10,687	11.0%

Total	$6,407	9.7%	$6,317	14.9%	$36,225	13.4%	$33,670	16.8%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net